UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2025
nCino, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41211	87-4154342
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation)		Identification No.)
6770 Parker Farm Drive
Wilmington, North Carolina 28405
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 676-2466

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0005 per share	NCNO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On February 10, 2025, nCino, Inc., a Delaware corporation (the “Company”), announced its entry into a cooperation agreement (the “Cooperation Agreement”) with HMI Capital Management, L.P. (collectively with its affiliates, “HMI”).

Pursuant to the Cooperation Agreement, the Board of Directors (the “Board”) of the Company has (i) increased the size of the Board from nine (9) to ten (10) directors, (ii) appointed Justin Nyweide as a Class II director of the Board with a term expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”), and (iii) appointed Justin Nyweide to the Audit Committee of the Board.

The Company has agreed to include Justin Nyweide on its slate of director nominees for the 2025 Annual Meeting and to solicit proxies for the election, and support and recommend for the election, of Justin Nyweide at the 2025 Annual Meeting in the same manner as for the Company’s other director nominees.

During the Standstill Period (as defined below), prior to any Minimum Ownership Event (as defined in the Cooperation Agreement), in the event that Justin Nyweide is no longer able to serve as a director of the Company, the Board will appoint, at HMI’s sole election, subject to the Board’s customary procedures in connection with the onboarding of directors, (i) Marco Hellman or (ii) any person mutually acceptable to the Board and HMI, to the Board.

During the Standstill Period, HMI has agreed to vote all of its shares of the Company in accordance with the Board’s recommendations on all proposals or business that may be the subject of stockholder action at stockholder meetings, except (i) if Institutional Shareholder Services issues a voting recommendation that differs from the Board’s recommendation for a proposal (other than with respect to director elections), HMI may follow such alternative recommendation, and (ii) HMI may vote in its sole discretion with respect to any proposals with respect to an Extraordinary Transaction (as defined in the Cooperation Agreement) that is subject to a vote of the Company’s stockholders.

The Cooperation Agreement also contains customary standstill, non-disparagement and expense reimbursement provisions. The Cooperation Agreement will terminate upon the end of the Standstill Period, unless the Cooperation Agreement is earlier terminated in accordance with its terms. The Standstill Period began on February 9, 2025 and shall terminate upon the later of (i) the date of the HMI Designee’s (as defined in the Cooperation Agreement) departure from the Board and (ii) thirty (30) days prior to the advance notice deadline for director nominations for election to the Board at the Company’s 2026 annual meeting of stockholders pursuant to the Company’s bylaws (the “Standstill Period”).

The description of the Cooperation Agreement is not complete and is qualified in its entirety by reference to the Cooperation Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2025, the Board increased the size of the Board from nine (9) to ten (10) directors and appointed Justin Nyweide to the Board, effective upon the execution and delivery of the Cooperation Agreement. Justin Nyweide will serve as a Class II director with a term expiring at the 2025 Annual Meeting and will be appointed to the Audit Committee of the Board.

Justin Nyweide is deemed to qualify as independent under the director independent standards set forth in the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") and applicable Nasdaq listing standards.

Justin Nyweide, 45, is a Founding Partner and the Chief Investment Officer of HMI Capital. He serves on HMI's Investment and Management Committees. Previously, Justin Nyweide served as a Principal at KKR, within their credit-focused investment affiliate based in San Francisco. Prior to KKR, Justin Nyweide worked at GTCR, a private equity firm based in Chicago. He began his career in investment banking after graduating with honors from Harvard University. He currently serves on several education-based non-profit boards.

Except for the Cooperation Agreement, there is no arrangement or understanding between the Company and Justin Nyweide pursuant to which he was appointed to the Board, and there have been no related party transactions between the Company and Justin Nyweide that would be reportable under Item 404(a) of Regulation S-K. Justin Nyweide will receive compensation consistent with the Company’s compensation program for non-employee directors, as described in the Company’s Form 10-K, filed with the SEC on March 26, 2024.

Justin Nyweide is entitled to cash and equity compensation for service on the Board in accordance with the Company’s non-employee director compensation policy. Justin Nyweide will also enter into the Company’s standard form of indemnification agreement, which has been previously filed with the SEC.

The disclosure set forth in Item 1.01 above is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

A copy of the press release announcing the Company’s entry into the Cooperation Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Cooperation Agreement, dated February 9, 2025, by and between nCino, Inc. and HMI Capital Management, L.P.
99.1	Press release of nCino, Inc. dated February 10, 2025 (furnished and not filed)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

nCino, Inc.
Date: February 10, 2025	By:	/s/ April Rieger
April Rieger
Chief Legal & Compliance Officer and Secretary